EXHIBIT 1C

WHOLESALING DEALER AGREEMENT

GK INVESTMENT HOLDINGS, LLC

7% UNSECURED BONDS

This Wholesaling Dealer Agreement (this "Agreement") is made as of thisday of ___________ by and between JCC Advisors, LLC (the "MBD") and Sunbelt Securities, Inc. (the "Wholesaling Dealer"). For the sake of clarity between this Agreement and the MBD Agreement (as defined below), the "Wholesaling Dealer" under this Agreement is referred to as a "Procurement Dealer" under the MBD Agreement and this Agreement is referred to as a "Procurement Agreement" under the MBD Agreement.

RECITALS

WHEREAS, GK Investment Holdings, LLC, a Delaware limited liability company ("GKIH") is offering for sale (the "Offering") up to $50,000,000 in 7% Unsecured Bonds (the "Bonds"), for a price and with a face value of $1,000 per Bond pursuant to an exemption from registration under Regulation A ("Regulation A") promulgated by the Securities and Exchange Commission ("SEC" or "Commission") pursuant to the Securities Act of 1933 (the "Act").

WHEREAS, An Offering Statement on Form 1-A (the "Offering Statement"), including a preliminary offering circular (the "Preliminary Offering Circular"), with respect to the Bonds has been prepared by GKIH in accordance with the requirements the Act, Regulation A promulgated thereunder and any other rules and regulations (as applicable) of the SEC (the "Rules and Regulations") applicable to the Offering and sale of the Bonds. A copy of the most current Offering Statement has been shared with the Wholesaling Dealer, and any amendments thereto are available on the EDGAR system at www.sec.gov.

WHEREAS, upon qualification of the Offering Statement by the U.S. Securities and Exchange Commission ("SEC"), GKIH will file a final offering circular with the SEC pursuant to Rule 253 of Regulation A (the "Offering Circular").

WHEREAS, the MBD and GKIH have entered into a Managing Broker-Dealer Agreement dated as of May 6, 2016, with respect to the Offering, a copy of which is attached to this Agreement as Annex A (the "MBD Agreement").

WHEREAS, Wholesaling Dealer desires to provide wholesaling and selling group formation services to the MBD with respect to the Offering in order to assist the MBD in the formation of the selling group for the Offering and the MBD is willing to engage Wholesaling Dealer to provide such services, subject to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Defined Terms. Capitalized terms used and not defined herein shall have the meaning ascribed to them in the MBD Agreement.

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2. Offering and Sale of Bonds; Obligations of Wholesaling Dealer. On the basis of the representations, warranties, and agreements herein contained, and subject to the terms and conditions herein set forth, the MBD hereby authorizes Wholesaling Dealer to solicit licensed, FINRA member broker-dealers who may have purchasers for the Bonds at the price to be paid and otherwise upon the other terms and conditions set forth in the Offering Circular. Wholesaling Dealer agrees to use its commercially reasonable efforts to procure FINRA-member broker-dealers who may have purchasers for the Bonds. Wholesaling Dealer acknowledges and understands that GKIH may accept or reject subscriptions for Bonds in its sole discretion. Nothing contained in this paragraph will be construed to relieve Wholesaling Dealer or the MBD of the responsibility of complying with the rules of the Financial Industry Regulatory Authority ("FINRA"), or any other applicable governmental agency or self-regulatory organization.

(a) Participating Dealer Agreements; Compensation of Participating Dealers.

(i) Wholesaling Dealer acknowledges and agrees that each Participating Dealer it procures will be required to enter into a Participating Dealer Agreement with MBD, in the form attached as Exhibit A to the MBD Agreement.

(ii) Wholesaling Dealer acknowledges and agrees that any and all payments of Participating Dealers' commissions, expense reimbursements and other compensation shall be made directly to Participating Dealer by MBD in accordance with the applicable Participating Dealer Agreement.

(b) Compensation.

(i) Subject to the terms and conditions set forth herein, the MBD shall pay Wholesaling Dealer total compensation as provided herein in the amount of .50% of the gross offering proceeds collected with respect to Bonds offered and sold by each Participating Dealer with respect to whom Wholesaling Dealer was the direct cause of such Participating Dealer entering into a Participating Dealer Agreement with MBD with respect to the Offering. MBD and Wholesaling Dealer may, but are not required to, identify any such Participating Dealers on Annex B hereto. The MBD shall also pay to Wholesaling Dealer an amount equal 0.25% of the aggregate gross offering proceeds of the Offering, provided, however that such amount shall not be paid in respect of any investor purchasing net of commissions and fees, as more specifically described in the Offering Circular Section "PLAN OF DISTRIBUTION – Discounts for Bonds Purchased by Certain Persons." The above-referenced compensation structure may change from time to time as mutually agreed in writing by the parties.

(ii) The MBD will pay to the Wholesaling Dealer the aggregate amount of compensation to which Wholesaling Dealer is entitled no less often than monthly. No compensation will be payable by the MBD with respect to any subscriptions that are rejected or on subscriptions received after the Offering is terminated; provided, that the compensation with respect to any Bonds closed prior to the termination of the Offering, shall remain payable as if the Offering had not been terminated. No compensation will be payable by the MBD unless and until the MBD has received the compensation payable to it with respect to the applicable Bonds from GKIH in accordance with the MBD Agreement.

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3. Representations, Warranties and Covenants of the MBD. The MBD represents, warrants and covenants that, as of the date hereof and, except as otherwise specified herein, at all times during the term of this Agreement:

(a) GKIH has made certain representations and warranties to the MBD in Section 1 of the MBD Agreement. The MBD represents and warrants to the Wholesaling Dealer that, to the best of the MBD's knowledge, such representations and warranties of GKIH are true and correct as of the date hereof.

(b) Authorization of Agreement. This Agreement has been duly and validly authorized, executed and delivered by or on behalf of the MBD and constitutes the valid and binding obligation of the MBD and is enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the United States, any state or any political subdivision thereof that affect creditors' rights generally or by equitable principles relating to the availability of remedies).

(c) Pending Actions. There is no claim, action, suit, controversy, audit, arbitration, mediation, or proceeding pending or, to the knowledge of the MBD, threatened, that adversely affects the Offering, or to which the MBD is a party that would prevent or restrict the consummation of the transactions contemplated by this Agreement.

(e) Review and Delivery of Certain Materials. The MBD will provide Wholesaling Dealer with the opportunity to review the Offering Statement, the Offering Circular and any sales literature; provided, that if Wholesaling Dealer in its sole discretion determines that the Offering Statement, Offering Circular or any sales literature is not satisfactory, Wholesaling Dealer may request an Offering Statement, Offering Circular and sales literature that is satisfactory to Wholesaling Dealer. If the MBD is not able to provide all of such satisfactory material, Wholesaling Dealer shall not be obligated to perform under this Agreement and this Agreement shall be null and void in Wholesaling Dealer's sole discretion. Additional copies of the Offering Circular will be supplied to Wholesaling Dealer in reasonable quantities at any time it is amended or supplemented or upon request and may be provided in electronic version by the MBD. The MBD will also provide Wholesaling Dealer with reasonable quantities of any supplemental materials or sales literature prepared, by the MBD or GKIH in connection with the Offering.

(f) Good Standing and Authority. The MBD is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of its formation with full power and authority to conduct its business. The MBD is qualified to do business in the jurisdictions in which the conduct of its business requires qualification and will take all steps necessary to ensure that at all times during the term of this Agreement it remains in good standing and qualified to do business in such jurisdiction.

(g) Non-contravention. Neither the consummation of any of the transactions herein contemplated nor the fulfillment of the terms hereof (i) has or will conflict with or result in a breach or violation orconstitute a default under (A) the organizational documents of the MBD, (B) any rule or regulation or order of any Regulatory Authority, or (C) the terms of any indenture, mortgage, deed of trust, loan or credit agreement, promissory note, lease, contract, arrangement, understanding, document, or any other instrument to which the MBD is a party or by which the MBD is bound or (ii) will result in the imposition of any lien, charge or encumbrance upon any property or assets of the MBD. "Regulatory Authority" means the United States, any state or other political subdivision thereof and any other foreign or domestic entity or government exercising or having the authority to exercise executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or self-regulatory organization, such as FINRA.

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(h) Broker-Dealer Registration and Compliance: Licenses and Permits.The MBD is, and will at all times during the term of this Agreement be, a member in good standing of FINRA, properly registered as a broker-dealer with the United States Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and duly licensed or registered as a broker-dealer in each state in which the conduct of its business requires licensing or registration. The MBD will maintain all such qualifications and registrations during the term of this Agreement and will immediately notify Wholesaling Dealer in writing if such registration or qualification is terminated or suspended. The MBD possesses such other governmental licenses issued by any Regulatory Authority necessary to conduct the business now operated by it and is in compliance with the terms and conditions of all such governmental licenses and all of the governmental licenses are valid and in full force and effect. The MBD has not received any notice of proceedings relating to the revocation or modification of its registration or license as a broker-dealer or any other governmental licenses.

(i) Anti-Money Laundering. The MBD has in place policies and procedures reasonably designed to comply with applicable laws regarding money laundering prevention and customer identification.

(j) Bad Actor. Neither the MBD nor any managing member of the MBD, nor any director or executive officer of the MBD or other officer of the MBD participating in the Offering is subject to the disqualification provisions of Rule 262 of the Rules and Regulations. No registered representative of the MBD, or any other person being compensated by or through the MBD for the solicitation of investors in the Offering, is subject to the disqualification provisions of Rule 262 of the Rules and Regulations.

4. Representations. Warranties and Covenants of Wholesaling Dealer. Wholesaling Dealer represents, warrants, covenants and agrees that, as of the date hereof and, except as otherwise specified herein, at all times during the term of this Agreement:

(a) Licenses. Any independent contractors and registered representatives acting on behalf of Wholesaling Dealer have the appropriate securities licenses to offer wholesaling services for the Bonds. Wholesaling Dealer will provide to the MBD an updated list of registered representatives approved to wholesale Bonds promptly upon request from the MBD.

(b) Good Standing and Authority. Wholesaling Dealer is a ________________ duly organized, validly existing, and in good standing under the laws of its state of organization with full power and authority to conduct its business. Wholesaling Dealer is qualified to do business in the jurisdictions in which the conduct of its business requires qualification. Wholesaling Dealer will take all steps necessary to ensure that at all times during the term of this Agreement it remains in good standing and qualified to do business in such jurisdictions.

(c) Authorization of Agreements. This Agreement has been duly and validly authorized, executed and delivered by or on behalf of Wholesaling Dealer and constitutes the valid and binding obligation of Wholesaling Dealer and is enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the United States, any state or any political subdivision thereof that affect creditors rights generally or by equitable principles relating to the availability of remedies).

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(d) Non-contravention. Neither the consummation of any of the transactions herein contemplated nor the fulfillment of the terms hereof (i) has or will conflict with or result in a breach or violation orconstitute a default under (A) the organizational documents of Wholesaling Dealer, (B) any rule or regulation or order of any Regulatory Authority, or (C) the terms of any indenture, mortgage, deed of trust, loan or credit agreement, promissory note, lease, contract, arrangement, understanding, document, or any other instrument to which the Wholesaling Dealer is a party or by which Wholesaling Dealer is bound or (ii) will result in the imposition of any lien, charge or encumbrance upon any property or assets of the Wholesaling Dealer.

(e) Pending Actions. There is no action pending or, to the knowledge of Wholesaling Dealer, threatened, that adversely affects the Offering, to which Wholesaling Dealer is a party that would prevent or restrict the consummation of the transactions contemplated by this Agreement.

(f) Broker-Dealer Registration and Compliance: Licenses and Permits.Wholesaling Dealer is, and will at all times during the term of this Agreement be, a member in good standing of FINRA, properly registered as a broker-dealer with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and duly licensed or registered as a broker-dealer in each state in which the conduct of its business requires licensing or registration. Wholesaling Dealer will maintain all such qualifications and registrations during the term of this Agreement and will immediately notify MBD in writing if such registration or qualification is terminated or suspended. Wholesaling Dealer possesses such other governmental licenses issued by any Regulatory Authority necessary to conduct the business now operated by it and is in compliance with the terms and conditions of all such governmental licenses and all of the governmental licenses are valid and in full force and effect. Wholesaling Dealer has not received any notice of proceedings relating to the revocation or modification of its registration or license as a broker-dealer or any other governmental licenses.

(g) Sale of Securities. Wholesaling Dealer will use its commercially reasonable efforts to locate third party FINRA Member broker-dealers who have prospective investors who desire to purchase the Bonds pursuant to the Offering. The offer and sale of the Bonds will be made in reliance upon an exemption from the registration requirements of Section 5 of the Act provided by Section 3(b) of the Act and Regulation A promulgated thereunder, and the applicable exemptive provisions of state securities laws. Wholesaling Dealer will comply with the rules and regulations of FlNRA, or any successor entity thereto, in connection with the offer and sale of the Bonds.

(h)No Additional Information. In offering or selling the Bonds, Wholesaling Dealer and its registered representatives, agents and employees shall not use or distribute any information other than the Offering Circular, the sales literature or any other document provided to Wholesaling Dealer for such purpose by the MBD or to make any representation other than those contained therein.

(k) Anti-Money Laundering. Wholesaling Dealer has in place policies and procedures reasonably designed to comply with applicable laws regarding money laundering prevention.

(1) Compliance with Securities Law and FINRA Rules. In wholesaling to third-party FINRA member broker-dealers as provided herein, Wholesaling Dealer agrees to comply in all material respects with any and all applicable requirements of the Act, the Exchange Act, applicable state securities laws, the published rules and regulations thereunder and the Conduct Rules of FINRA.

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(m) Transfer of Funds. Wholesaling Dealer will not receive any investor funds or subscription agreements. If any are received, Wholesaling Dealer will return such funds and/or agreements to the applicable investor with instructions to transmit them to the MBD at the address below.

(n) Bad Actor. Neither the Wholesaling Dealer, nor any managing member of the Wholesaling Dealer, nor any director or executive officer of the Wholesaling Dealer or other officer of the Wholesaling Dealer participating in the Offering is subject to the disqualification provisions of Rule 262 of the Rules and Regulations. No registered representative of the Wholesaling Dealer, or any other person being compensated by or through the Wholesaling Dealer for the solicitation of investors in the Offering, is subject to the disqualification provisions of Rule 262 of the Rules and Regulations.

5. Indemnification.

(a) Wholesaling Dealer acknowledges and agrees that it will be entitled and subject to the indemnification provisions contained in the MBD Agreement, including specifically the provisions of Section 4 of the MBD Agreement. Such indemnification obligations shall survive the termination of this Agreement.

(b) For the purposes of this Section 5(b), an entity's "Indemnified Parties" shall include such entity's officers, directors, employees, members, partners, affiliates, agents and representatives, and each person, if any, who controls such entity within the meaning of Section 15 of the Act or Section 20 of the Exchange Act.

(i)

Subject to the conditions set forth herein, Wholesaling Dealer agrees to indemnify and hold harmless MBD, GKIH and each of their Indemnifed Parties, against any and all loss, liability, claim, damage and expense whatsoever arising out of or based upon:

a.

Any verbal or written representations made by Wholesaling Dealer or Wholesaling Dealer's agents or employees about the Offering and its solicitation of "Dealers" and prospective "Dealers" as defined in the MBD Agreement for the Offering that is other than such statements allowed by Section 4(h) of this Agreement; or

b.	The breach by Wholesaling Dealer of any term, condition, representation, warranty, or covenant of this Agreement.

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(ii)

Subject to the conditions set forth below, MBD agrees to indemnify, defend and hold harmless the Wholesaling Dealer and its Indemnified Parties, against any and all loss, liability, claim, damage and expense whatsoever arising out of or based upon:

a.

Any verbal or written representations made by MBD and GKIH in connection with the sale of the Offering or the solicitation of "Dealers" and prospective "Dealers" as defined in the MBD Agreement for the Offering, including the Offering Circular, MBD's and GKIH's sales literature and any other MBD and GKIH documents provided to Wholesaling Dealer or any other entity or individual for such purpose under Section 4(h) of this Agreement; or

b.	The breach by the MBD of any term, condition, representation, warranty, or covenant of this Agreement.

(iii)

If any action is brought against any Parties in respect of which indemnity may be sought hereunder, the Parties shall promptly notify Wholesaling Dealer or MBD, as applicable, in writing of the institution of such action and the details thereof, and the indemnifying party, as applicable, shall have the option of assuming the defense of such action. The Parties shall have the right to employ counsel in any such case. The fees and expenses of such counsel shall be at the expense of the indemnifying party and authorized in writing by the indemnifying party. The failure to give such notice shall not relieve the indemnifying party of its obligations under this Agreement except to the extent that it has been prejudiced by such failure. In case any such action is brought against any Indemnified Party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled, to the extent it may wish, jointly with any other indemnifying party similarly notified, to participate in the defense thereof, with separate counsel. Such participation shall not relieve such indemnifying party of the obligation to reimburse the Indemnified Party for reasonable legal and other expenses (subject to the limitations on such expenses contained in this Section 5) incurred by such Indemnified Party in defending itself, except for such expenses incurred after the indemnifying party has deposited funds sufficient to effect the settlement, with prejudice, of the claim in respect of which indemnity is sought. Any such indemnifying party shall not be liable to any such Indemnified Party on account of any settlement of any claim or action effected without the consent of such indemnifying party.

(iv)

The Parties agree to promptly notify the other Party of the commencement of any litigation, dispute or proceedings against a Party to this Agreement or their Indemnified Parties in connection with the Offering of the Bonds, this Agreement, the MBD Agreement, and any other Agreement relating to the Offering of the Bonds.

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(v)

An indemnifying party under this Section 5(b) of this Agreement shall pay all legal fees and expenses of the Indemnified Party in the defense of such claims or actions; provided, however, that the indemnifying party shall not be obligated to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one Indemnified Party. If such claims or actions are alleged or brought against more than one Indemnified Party, then the indemnifying party shall only be obliged to reimburse the expenses and fees of the one law firm that has been participating with a majority of the Indemnified Parties against which such action is finally brought; and in the event a majority of such Indemnified Parties is unable to agree on which law firm for which expenses or fees will be reimbursable by the indemnifying party, then payment shall be made to the first law firm of record representing an Indemnified Party against the action or claim. Such law firm shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm.

(vi)

Contribution. To provide for just and equitable contribution in circumstances in which the indemnification provided pursuant to this Section 5(b) is for any reason held to be unavailable, the Wholesaling Dealer, GKIH, and the MBD shall contribute to the aggregate losses, claims, damages or liabilities (including any amount paid in settlement of any action, suit, or proceeding or any claims asserted) in such amounts as a court of competent jurisdiction may determine (or in the case of settlement, in such amounts as may be agreed upon by the parties) in such proportion to reflect the relative fault of GKIH and the MBD, on the one hand, and the Wholesaling Dealer, on the other hand, in connection with the events which resulted in such losses, claims, damages or liabilities. The relative fault of the parties shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by GKIH or the MBD on the one hand, or Wholesaling Dealer on the other, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such omission or statement.

(vii)

In no event shall an Indemnified Party be entitled to indemnification under this Section 5 to the extent such loss, liability, claim, damage and expense is the result of such party's gross negligence or willful misconduct.

6. Survival. Regardless of whether this Agreement is terminated, all representations, warranties, indemnifications, covenants and agreements of the MBD and Wholesaling Dealer set forth herein shall survive and remain in full force and effect until the expiration of the relevant statute(s) of limitations; provided, that the obligations of the MBD to deliver amendments or supplements to the Offering Circular and the obligations of Wholesaling Dealer to use commercially reasonable efforts to solicit and procure third party FINRA Members to sell the Bonds will terminate upon the termination of this Agreement.

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7. Termination and Amendment. This Agreement will terminate on the earlier of: (i) the termination of the Offering; (ii) the termination of the MBD Agreement; or (iii) upon thirty (30) days prior written notice from either party to the other. Termination of this Agreement pursuant to this Section 7 will be without liability of any party to any other party other than as otherwise provided in this Agreement. This Agreement may be modified or amended only by written agreement executed by each of the parties hereto.

8. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally or by commercial messenger; (ii) one business day following deposit with a recognized courier service, provided such deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and such notice is sent by an additional method provided hereunder, in, each case above, provided such communication is addressed to the intended recipient thereof as set forth below:

If to Wholesaling Dealer:	__________________________

If to the MBD:	JCC Advisors, LLC
30012 Ivy Glenn Drive, Suite 180A Laguna Niguel, CA 9277 Attention: Mark Atchity Email: maa@jccadvisors.com

10.References. All references herein to any of the parties hereto shall be deemed to include all successors and assigns of such party.

11. Parties. This Agreement will inure to the benefit of and be binding upon Wholesaling Dealer, the MBD, and their respective successors and assigns. This Agreement and the conditions and provisions hereof, are intended to be and will be for the sole and exclusive benefit of the parties hereto and their respective successors and controlling persons, and for the benefit of no other person, firm or corporation.

12. Applicable Law; Venue. This Agreement and any disputes relative to the interpretation or enforcement thereto will be governed by and construed under the internal laws, as opposed to the conflicts of laws provisions, of the State of Texas. The MBD and Wholesaling Dealer hereby agree that venue for any action brought in connection with this Agreement shall lie exclusively in Harris County, Texas.

13. Effectiveness of Agreement. This Agreement, will become effective upon execution by the parties, or at such time as Wholesaling Dealer and the MBD agree (the "Effective Date").

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14. Not an Entity, Nothing contained herein will constitute the MBD and/or Wholesaling Dealer or either of them an association, partnership, limited liability company, unincorporated business, or other separate entity.

15. No Assignment. This Agreement may not be assigned by any party without the prior written consent of the other party. Notwithstanding the foregoing, either Party may assign this Agreement to any of its respective affiliates without the consent of the other Party, and the merger or consolidation of a Party, the sale of all or substantially all of a Party's assets related to the line of business to which this Agreement relates, or a change of control of a Party shall not be deemed an assignment.

16. Counterparts. This Agreement may be executed, by facsimile or otherwise, in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract; but all counterparts, when taken together, shall constitute one and the same Agreement.

17. Third Party Beneficiary. GKIH is expressly made a third party beneficiary of this Agreement, including without limitation the indemnification obligations of the Wholesaling Dealer contained in Section 5(b).

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If the foregoing is in accordance with your understanding and agreement, please sign and return the attached duplicate of this Agreement to us, whereupon this instrument will become a legally binding agreement between the undersigned parties in accordance with its terms.

MBD:

JCC Advisors, LLC, a ____________ limited liability company

By:
Name:
Title:

Wholesaling Dealer

SunBelt Securities, Inc. a _____________ corporation

By:
Name:
Title:

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Annex A – Managing Broker-Dealer Agreement

[See Attached]

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Annex B –Procured Dealers

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